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[KPMG LOGO]                                                         Exhibit 23.2




INDEPENDENT AUDITORS' CONSENT


The board of Directors
Gilat-to-Home Latin America (Netherlands Antilles) N.V.


We consent to the use of our report dated February 8, 2002 (included herein), with respect to the consolidated balance sheets of Gilat-to-Home Latin America (Netherlands Antilles) N.V. as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2001, and to the incorporation by reference of such report in the Registration Statement on Form F-4 of Gilat Satellite Networks Ltd (Registration No. 333-71422).


Amstelveen, The Netherlands
June 24, 2002

                                        /s/ KPMG Accountants N.V.

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